EXHIBIT 99.01

                          LIBERTY LIVEWIRE CORPORATION

                  (FORMERLY KNOWN AS THE TODD-AO CORPORATION)

                         RESTATED 1986 STOCK OPTION PLAN

                                   ARTICLE I.
                                     GENERAL

1.       PURPOSE.

         The 1986 Stock Option Plan (the "Plan") is intended to contribute to maintaining the Company's performance by providing certain officers and key personnel of the Company with long-term incentives in the form of options to purchase shares of the Old Todd Class A Common Stock (as defined herein). Pursuant to the Merger Agreement, dated as of December 10, 1999, as amended (the "Merger Agreement"), among AT&T Corp. ("AT&T"), B-Group Merger Corp., a wholly owned subsidiary of AT&T ("Merger Sub"), Liberty Media Corporation ("Liberty") and the Company, (i) the Company reclassified (the "Reclassification") each share of its Class A Common Stock (the "Old Todd Class A Common Stock") and its Class B Common Stock (the "Old Todd Class B Common Stock") into (i) 0.4 of a share of new Todd Class A Common Stock (the "New Todd Class A Common Stock" or "Livewire Class A Common Stock")) and (ii) 0.6 of a share of new Todd Class B Common Stock (the "New Todd Class B Common Stock" or "Livewire Class B Common Stock") and (ii) after the Reclassification, Merger Sub merged (the "Merger") with and into the Company, with the Company remaining as the surviving corporation in the Merger and changing its name to "Liberty Livewire Corporation". The Reclassification and the Merger both became effective on June 9, 2000 (the "Effective Time"). Also pursuant to Section 2.6 of the Merger Agreement, each of the Company's stock options ("Company Stock Option") were rolled over (the "Rollover") into options (the "Rollover Options") to purchase
(i) that number of shares of AT&T's Class A Liberty Media Group Common Stock, par value $1.00 per share ("Class A Liberty Group Stock"), equal to the number of shares of Old Todd Class A Common Stock subject to such Company Stock Option immediately prior to the Reclassification times 0.50 (after taking into account the 2-for-1 stock split for the Class A Liberty Group Stock effected on June 9,
2000) and (ii) that number of shares of Livewire Class A Common Stock equal to the number of shares of Old Todd Class A Common Stock subject to such Company Stock Option immediately prior to the Reclassification times 0.4, for an aggregate exercise price equal to the exercise price under such Company Stock Option as in effect immediately prior to the Effective Time. Section 2.5(f) of the Merger Agreement specifies that no fractional shares of Class A Liberty Group Stock or Livewire Class A Common Stock will be issued. The Class A Liberty Group Stock is a tracking stock meant to reflect the economic performance of the businesses and assets of the Liberty Media Group (as defined in the Merger Agreement). The Company shall continue to be responsible for all Rollover Options. The Company's 1986 Stock Option Plan is being restated in order to reflect the Rollover provided for in the Merger Agreement. Immediately prior to the Effective Time, Company Stock Options for 61,350 shares of Old Todd Class A Common Stock were outstanding under the Company's 1986 Stock Option Plan.

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         As of the date hereof, 30,675 shares of Class A Liberty Group Stock and
24,540 shares of Livewire Class A Common Stock are needed to fulfill the Company's obligations under the Plan.

2.       ADMINISTRATION.

         The Plan shall be administered by the Board of Directors or a committee to be appointed by the Board of Directors of the Company (either as administrator of the Plan, the "Committee"). The Committee shall consist of at least two directors who are "Non-Employee Directors" within the meaning of Exchange Act Rule 16b-3. The Committee shall be entitled to take any action which it deems appropriate to comply with Exchange Act Rule 16b-3 and related provisions (as presently existing or hereafter amended), including without limitation submission of any transaction to the Board of Directors or shareholders for approval.

         The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

3.       ELIGIBILITY.

         Subject to Section 2 of this Article I, the persons who were eligible to receive options under the Plan were such officers and key employees (including directors who are also salaried employees) of the Company as previously select by a Company committee. In addition, consultants to the Company who were not also salaried employees of the Company were eligible to receive Non-Qualified Stock Options (as defined herein), but such persons were not eligible to receive Incentive Stock Options (as defined herein). The terms "officers and key employees" as used herein shall mean officers and assistant officers, both elective and appointive, presidents and general managers of divisions and subsidiaries and such other key employees as determined by a Company committee in its sole discretion.

         Except where the context otherwise requires, the term "Company," as used herein, shall include (i) Liberty Livewire Corporation, and (ii) any of its "subsidiary corporations" which meet the definition of subsidiary corporation contained in Section 425(f) of the Internal Revenue Code of 1986, as now in effect or as hereafter amended (the "Code"), and the terms "officers and key employees of the Company," and words of similar import, shall include officers and key employees of each such subsidiary corporation, as well as officers and key employees of Liberty Livewire Corporation.

4.       THE SHARES OF STOCK SUBJECT TO THE PLAN.

         The shares issued under the Plan consist of (i) validly issued, fully paid and non-assessable shares of Class A Liberty Group Stock and (ii) authorized and unissued or reacquired shares of Livewire Class A Common Stock. The aggregate number of shares which issued under the Plan cannot exceed (i) 330,000 shares of Class A Liberty Group Stock or (ii) 264,000 shares of Common Stock, unless an adjustment is required in accordance with Sections 3(I) and 3(J) of Article II hereof.

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5.       AMENDMENT OF THE PLAN.

         The Committee may amend the Plan in any respect whatsoever to comply with the requirements of any state securities or other governmental authority having jurisdiction over the offer and sale of securities to be sold under the Plan. The Board of Directors of the Company may, insofar as permitted by law, from time to time, suspend or discontinue the Plan or revise or amend it in any respect whatsoever except that no such amendment shall alter or impair any rights or obligations under any option theretofore granted under the Plan without the consent of the person to whom such option was granted. Furthermore, without further shareholder approval no such amendment shall increase the number of shares subject to the Plan (except as authorized by Sections 3(I) and 3(J) of Article II hereof), extend the term during which stock options granted under the Plan may be exercised, or extend the date pursuant to which options under the Plan may be granted.

6.       APPROVAL OF SHAREHOLDERS.

         All options granted under the Plan shall be subject to approval of the Plan by affirmative vote at the next meeting of shareholders of the Company, or any adjournment thereof, of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at the meeting. No option granted under the Plan may become exercisable unless and until such approval is obtained. The Merger Agreement (which provided for the Reclassification, the Merger and the Rollover) was approved by the Company's stockholders on June 9, 2000.

7.       TERM OF PLAN.

         No new options may be granted under the Plan. All outstanding options granted under the Plan after August 31, 1994 shall remain exercisable until a date no later than August 31, 2004.

8.       RESTRICTIONS.

         All options granted under the Plan shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to stock options granted under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9.        ASSIGNABILITY.

          No Incentive Stock Option shall be assignable or transferable by the grantee except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code. During the lifetime of the grantee, the Incentive Stock Option which shall be exercisable only by the optionee, and no other person shall acquire any rights therein.

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The  Committee in its absolute  discretion  may permit  assignment of the vested portion of any Non-Qualified Stock Option outstanding under the Plan.

10.      WITHHOLDING TAXES.

         Whenever under the Plan shares of Common Stock are to be issued, the Company shall have the right to require the grantee to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.

                                   ARTICLE I.
                                  STOCK OPTIONS

1.       AWARD OF STOCK OPTIONS.

         Awards of stock options may no longer be made under the Plan. It was intended that certain options granted pursuant to the Plan constitute incentive stock options within the meaning of Section 422A of the Code ("Incentive Stock Options"), and that certain options granted pursuant to the Plan shall not constitute Incentive Stock Options ("Non-Qualified Stock Options"), provided, however, that Incentive Stock Options were granted only to persons selected by a Company committee who were officers or key employees (including directors who are also salaried employees) of Liberty Livewire Corporation or any of its "subsidiary corporations" which meet the definition of subsidiary corporation contained in Section 425(f) of the Code. In addition, (i) for Incentive Stock Options granted on or before December 31, 1986, the aggregate Fair Market Value (as defined herein), determined as of the date of grant, of the stock for which an officer or key employee was granted Incentive Stock Options in any calendar year (under all Incentive Stock Option Plans of his employer corporation and its parent and subsidiary corporations) did not exceed $100,000 plus any unused limit carryover for such year 1 and (ii) for Incentive Stock Options granted after December 31, 1986, the aggregate Fair Market Value (determined at the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by such individual during any calendar year (under all such plans of the individual's employer corporation and its parent and subsidiary corporations) does not exceed $100,000.

2.       EFFECT OF TERMINATION OF OPTIONS.

         In the event that any outstanding option under the Plan terminates before it would otherwise have expired under its terms or expires by its terms without being fully exercised, the shares of Class A Liberty Group Stock and Livewire Class A Common Stock subject to such option not issued pursuant to the exercise of such option shall again become available in the pool of shares provided under the Plan.

3.       TERMS AND CONDITIONS OF OPTIONS.

         Stock options granted pursuant to the Plan have been evidenced by agreements, which agreements have complied with the following terms and conditions:

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          (A)  Optionee's Agreement.

          Each optionee agreed to remain in the employ of and to render to the Company his or her services for such period as previously determined, but such agreement did not impose upon the Company any obligation to retain the optionee in its employ for any period.

          (1) The unused limit carryover from any calendar year equaled one-half of the amount, if any, by which $100,000 exceeds the aggregate Fair Market Value (determined as of the time the option is granted) of the stock for which the employee was granted Incentive Stock Options in such calendar year (under all Incentive Stock Option plans of his employer corporation and its parent and subsidiary corporations). Such unused limit carryover may have been taken into account during the three (3) succeeding calendar years, to the extent the $100,000 limitation has been used up in such calendar years, and the amount of such carryover taken into account in any such succeeding calendar year was the amount of such carryover reduced by the amount thereof which had been taken into account in prior calendar years. Unused limit carryovers from different calendar years were taken into account in the order of the calendar years in which such carryovers arose.

          (B)  Number of Shares.

          Each option agreement stated the number of shares to which the option pertains.

          (C)  Option Price.

          Each option agreement stated the option price per share, which was determined by a Company committee. Pursuant to the Rollover, the option price will be per "option" (i.e., (i) 0.5 of a share of Class A Liberty Group Stock and (ii) 0.4 of a share of Livewire Class A Common Stock, unless amended by Sections 3(I) and 3(J) of Article II). The option price per share with respect to an Incentive Stock Option was not less than 100% of the Fair Market Value of a share of Old Todd Class A Common Stock on the date that the option was granted and with respect to a Non-Qualified Stock Option was not less than 85% of such Fair Market Value. Notwithstanding the foregoing, the option price per share of an Incentive Stock Option granted to a person who, on the date of such grant and in accordance with Section 425(d) of the Code, owned stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, was not less than 110% of the Fair Market Value of a share of the Old Todd Class A Common Stock on the date that the option was granted. "Fair Market Value" as used herein shall be the mean of the closing bid and asked prices of the Old Todd Class A Common Stock in the over-the-counter market on the date that such option was granted, as reported by NASDAQ, or if no report was available on the option date, the next preceding date for which such a report is available.

          (D) Medium and Time of Payment.

          The option price shall be payable upon the exercise of an option in the legal tender of the United States or, in the discretion of the Committee, in shares of Class A Liberty Group Stock and Livewire Class A Common Stock or in a combination of such legal tender and such shares. Upon receipt of payment, the Company shall deliver to the optionee (or person

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entitled to exercise the option)  certificates for the shares of Class A Liberty
Group Stock and Livewire Class A Common to which the option pertains.

          (E) Term and Exercise of Option.

          Each option states the time or times when it becomes exercisable, which was previously determined by a Company committee, provided, however, that no option is exercisable until one (1) year has elapsed from the date of grant. Each Incentive Stock Option granted on or before December 31, 1986 also stated that, notwithstanding any other provision in such option, it was not exercisable while there was outstanding any Incentive Stock Option which had been granted before the granting of such option to such individual to purchase stock in the Company or its parent or subsidiary corporation, or in a predecessor corporation of any of such corporations. An Incentive Stock Option granted on or before December 31, 1986 was treated as outstanding until such option was exercised in full or expires by reason of lapse in time in accordance with Section 422A(c)(7) of the Code. To the extent that an option has become exercisable, it may be exercised in whole or in such lesser amount as authorized by the option agreement; provided, however, that that no "option" shall be exercised for less than four shares of Livewire Class A Common Stock and five shares of Class A Liberty Media Group Stock (as no fractional shares of either stock will be issued). If exercised in part, the unexercised portion of an option shall continue to be held by the optionee and may thereafter be exercised as herein provided. Notwithstanding any other provision of the Plan, no option granted under the Plan shall be exercisable after the expiration of ten (10) years from the date of its grant. In addition, no Incentive Stock Option granted under the Plan to a person who, at the time such option was granted and in accordance with
Section 425(d) of the Code, owned stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, is exercisable after the expiration of five (5) years from the date of its grant. During the lifetime of the optionee, the option shall be exercisable only by him and shall not be assignable or transferable by him, and no other person shall acquire any rights therein.

          (F)  Termination of Employment Except Disability or Death.

          In the event that an optionee shall cease to be employed by the Company for any reason other than his death or disability, his option shall immediately terminate, provided, however, that if such cessation of employment is with the consent of the Board, expressed in the form of a resolution, or is pursuant to his retirement under the provisions of any pension, profit sharing or other retirement plan of the Company then in effect, such option may be exercised within three (3) months after the date that he ceases to be an employee of the Company, but only to the extent such option was exercisable on the date of such cessation of employment or would have been exercisable on such date but for the existence of previously-granted Incentive Stock Options.

          (G)  Disability of Optionee.

          If an optionee shall cease to be employed by the Company by reason of his becoming permanently and totally disabled within the meaning of Section 22(e)(3) of the Code and shall not have fully exercised his option, such option may be exercised to the extent it was exercisable immediately prior to the optionee's disability (or would have been exercisable but for

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the existence of previously-granted  Incentive Stock Options) at any time within one (1) year after cessation of employment due to such disability.

          (H) Death of Optionee and Transfer of Option.

          If an optionee should die while in the employ of the Company, or within a period of three (3) months after a termination of his employment with the Company during which he is still permitted to exercise an option in accordance with Subsection 3(F) of this Article II and shall not have fully exercised his option, such option may be exercised to the extent it was exercisable immediately prior to the optionee's death (or would have been exercisable but for the existence of previously-granted Incentive Stock Options), at any time within one (1) year after the optionee's death, by the executors or administrators of the optionee's estate or by any person or persons who shall have acquired the option directly from the optionee by his will or the applicable law of descent and distribution.

          (I) Recapitalizations and Reorganizations pertaining to the Company.

          The number of shares of Livewire Class A Common Stock covered by the Plan, and each outstanding option hereunder and the price per "option" thereof, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Livewire Class A Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend in excess of 2% or any other increase or decrease in the number of issued and outstanding shares of Livewire Class A Common Stock effected without receipt of consideration by the Company.

          If the Company shall be the surviving corporation in any merger or consolidation, each outstanding option shall pertain to and apply to the securities to which a holder of the same number of shares of Livewire Class A Common Stock that are subject to that option would have been entitled. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, shall cause each outstanding option to terminate, unless the agreement of merger or consolidation shall otherwise provide, provided that each optionee shall in such event have the right immediately prior to such dissolution or liquidation, or merger or consolidation, to exercise his option in whole or in part without regard to any limitations on exercisability, except for limitations set forth in the Code.

          To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

          The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

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          (J) Adjustments Pertaining to Class A Liberty Group Stock. Adjustments
to the options and the Class A Liberty Shares covered by the Plan shall be made as follows:

          Subject to any required action by AT&T's stockholders or holders of Class A Liberty Group Stock, the number of shares of Class A Liberty Group Stock ("Class A Liberty Group Shares") covered by each outstanding option, as well as the price per Class A Liberty Share covered by each such outstanding option shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Class A Liberty Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Class A Liberty Group Stock, or any other increase or decrease in the number of issued and outstanding Class A Liberty Shares effected without receipt of consideration by AT&T; provided, however, that conversion of any securities convertible into shares of Class A Liberty Group Stock shall not be deemed to have been "effected without receipt of consideration." Except as expressly provided herein, no issuance by AT&T of shares of stock of any class, or securities convertible into shares of stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Class A Liberty Shares subject to an option.

          In the event of the proposed dissolution or liquidation of the Liberty Media Group, to the extent that an option has not been previously exercised, it shall terminate immediately prior to the consummation of such proposed action.

          In the event of a merger or other business combination affecting AT&T or any subsidiary thereof, and, as a result of such merger or business combination, the Class A Liberty Stock is converted into or mandatorily exchanged for securities of another entity, options for Class A Liberty Stock will become options exercisable for such new security. If any such merger or other business combination shall affect any outstanding option under the Plan, the Committee shall take such action as is equitable or appropriate to substitute a new option for such affected option and to make the new option equivalent to the affected option as nearly as practicable.

          (K)  Rights as a Shareholder.

          An optionee or a transferee of an option shall have no rights as a shareholder with respect to any shares covered by his option until the date of the receipt of payment by the Company and the issuance of stock certificates to him for such shares pursuant to Section 3(D) of this Article II. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to such date, except as provided in Sections 3(I) and 3(J) of this Article II.

          (L)  Modification, Extension and Renewal of Options.

          Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend, renew or cancel outstanding options granted under the Plan. Notwithstanding the foregoing, however, no modification of an option shall, without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted under the Plan.

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          (M)  Other Provisions.

          The option agreements authorized under the Plan may contain such other provisions, including, without limitation, restrictions upon the exercise of the option or restrictions required by any applicable securities laws, as deemed advisable.

          (N)  Agreement to Govern.

          In the event of any inconsistency between the terms of the option agreement and the description thereof contained herein, the terms of the agreement shall prevail.

4.   APPLICATION OF FUNDS.

          The proceeds received by the Company from the sale of Livewire Class A Common Stock pursuant to options will be used for general corporate purposes.

5.   NO OBLIGATION TO EXERCISE OPTION.

          The granting of an option shall impose no obligation upon the optionee to exercise such option.

          Effective November 4, 1986; Amended February 7, 1995, March 27, 1996 and February 25, 1997; Restated June 9, 2000.

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